Exhibit 99

Frontier Financial Corporation Announces Record Year for 2004 and Fourth Quarter 2004 Earnings up 22.9%

     EVERETT, Wash.--(BUSINESS WIRE)--Jan. 20, 2005--Frontier Financial Corporation (NASDAQ:FTBK) today announced earnings for the fourth quarter and the year ending December 31, 2004. Net income for 2004 increased 8.7% to $43.0 million compared with net income of $39.6 million in 2003, primarily as a result of an increase in net interest income for 2004. On a diluted per share basis, net income for 2004 was $2.29 compared with $2.12 in 2003, an increase of 8.0%. Return on average assets and return on average equity were 1.98% and 18.35%, compared to 1.96% and 19.23%, for last year.
     Net income for the fourth quarter was $11.5 million, an increase of 22.9% from $9.3 million in the fourth quarter of 2003. On a diluted per share basis, net income for the fourth quarter was $.61, up 22.0% from $.50 in 2003. Return on average assets and return on average equity for the fourth quarter 2004 were 2.03% and 18.54%, compared to 1.79% and 17.15% for last year.
     John Dickson, CEO of Frontier Bank stated, "We are very pleased with the net interest margin expansion up to 5.32% for the fourth quarter. This margin expansion was attributable to the two Federal Reserve Board rate increases of ..25% each during the fourth quarter combined with deposit rates that increased at a slower rate."
     Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We achieved our loan growth goal for 2004 of $206.3 million or 11.6%. New loans originated in the fourth quarter 2004 were $312.5 million compared to $242.9 million in the fourth quarter of 2003, an increase of $69.6 million or 28.6%. In addition, year-to-date new loans originated in 2004 totaled $1.3 billion, compared to $967.8 million in 2003. As we move forward into 2005, we are projecting continued loan growth to be in the same range as last year, 8 to 11%."
     Dickson added, "The economy in the Puget Sound region appears to be making great progress. The residential real estate market continues to be strong, the commercial real estate markets are showing strong signs of momentum with commercial construction permit applications increasing over 2003, and prices of apartment buildings jumping sharply, continuing a trend that started earlier in the year. In addition, the unemployment rate for November 2004 has dropped to 5.7%, just slightly above the national average of 5.4% for the same time period. Adding to this positive trend in the economy, our tax equivalent net interest margin increased four consecutive quarters, resulting in another year of record earnings."

     Highlights

     For the full year 2004:

     -- Earnings for the year of $43.0 million, up from $39.6 million or 8.7%, compared to the prior year.

     -- Diluted earnings per share for the year increased 8.0% to $2.29 from $2.12.

     -- Nonperforming assets were .63% of total assets at December 31, 2004, compared to .52% at December 31, 2003.

     -- Delinquent loans at year-end were .61%, from .49% compared with a year ago.

     -- Strong tax equivalent net interest margin of 5.14% for the current year.

     -- Efficiency ratio remains one of the industry's best at 42% for the year.

     -- Return on average equity of 18.35% for the year 2004, compared to 19.23% for the full year 2003.

     -- Return on average assets of 1.98% for the year 2004, up from 1.96% for the full year 2003.

     --   Reserve for loan loss remained strong at 1.65% of total loans.

     -- Total loans increased by 11.6% to $1.98 billion compared to $1.77 billion at the prior year-end.

     -- Noninterest bearing deposits up $41.9 million or 15.4% compared with the prior year-end.

     For the fourth quarter 2004:

     -- Fourth quarter earnings of $11.5 million, up 22.9% from the fourth quarter 2003 of $9.3 million.

     -- Fully diluted fourth quarter earnings per share increased 22.0% to $.61 from $.50.

     -- Tax equivalent net interest margin up to 5.32% in the fourth quarter from 5.12% for the fourth quarter of 2003.

     -- Efficiency ratio remains one of the industry's best at 44% for the fourth quarter.

     -- Return on average equity of 18.54% for the fourth quarter, up from to 17.15% for fourth quarter 2003.

     -- Return on average assets of 2.03% for the fourth quarter, compared to 1.79% for fourth quarter 2003.

     Asset Quality

     As of December 31, 2004 nonperforming assets were .63% of total assets, compared to .52% a year ago, and down from .74% at September 30, 2004. Nonaccruing loans increased to $14.1 million at December 31, 2004, up from $6.7 million at December 31, 2003. This increase was due primarily to one real estate residential loan in the amount of $6.0 million being moved to nonaccrual status during the third quarter. Other real estate owned decreased from $4.2 million as of December 31, 2003 to zero as of December 31, 2004. "We are very pleased with our loan quality and ability to work through our nonperforming assets, as reflected by our other real estate owned balance as of year-end," said Lyle Ryan, President of Frontier Bank. Frontier's past due ratio was .61% of total loans at December 31, 2004.
     During the fourth quarter of 2004, the Corporation provided $1.0 million for loan losses as compared to $1.7 million for the fourth quarter of 2003. The total allowance for loan losses stood at $32.7 million, or 1.65% of total loans outstanding compared to $29.6 million, or 1.67% of total loans outstanding for the same time period last year. For the years ended December 31, 2004 and 2003, net loan charge offs amounted to $328 thousand and $2.9 million respectively, or 2 basis points of average loans outstanding for 2004 compared to 17 basis points for 2003.

     Year 2004 Operating Results

     Operating Results

     Net interest income for the year was $105.3 million, an increase of $7.9 million, or 8.1%, compared to $97.4 million for the prior year-end.
     Frontier's tax equivalent net interest margin was 5.14% in 2004, compared to 5.16% in 2003. The tax equivalent net interest margin during 2004 was 5.02% for the first quarter, 5.05% for the second quarter, 5.15% for the third quarter and 5.32% for the fourth quarter. Approximately 40% of the Corporation's loans are variable rate and 15% adjustable rate, which reprice within three months to five years depending on the index. The yield on earning assets increased 24 basis points to 7.03% in the fourth quarter from 6.79% in the third quarter, and the cost of funds increased 12 basis points to 2.23% in the fourth quarter from 2.11% in the third quarter. "In order to fund future loan growth, it is anticipated that cost of funds will continue to increase going forward which could temper the margin expansion," stated Dickson.
     Total noninterest income increased $1.2 million, up 9.3% to $13.9 million from $12.8 million, in 2003. The major components of this increase was $331 thousand from service charge income, $616 thousand from gain on sale of other real estate, and $273 thousand from trust fees.
     During the fourth quarter 2004, the bank recorded a gain on sale of other real estate owned of $634 thousand, and a gain on sale of assets of $200 thousand.
     Total noninterest expense increased $4.5 million to $50.7 million, up 9.7%, for the year ending December 31, 2004, compared with the same period last year. $3.1 million of the increase was in salaries and employee benefits consisting of salaries for additional staff and merit increases of $2.6 million, and $533 thousand of employee benefits.
     In the fourth quarter, the bank expensed $353 thousand in consulting and professional fees relating to the documentation and testing of internal controls for compliance with the Sarbanes-Oxley Act.

     Performance Ratios

     The return on average assets for the year was 1.98% compared to 1.96% in 2003. The return on average shareowners' equity was 18.35% in 2004 and 19.23% in 2003. Frontier's efficiency ratio for 2004 was 42% compared to 41% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 55% as of December 31, 2003.

     Balance Sheet and Capital Management

     At December 31, 2004 Frontier's total assets were $2.24 billion, and deposits totaled $1.80 billion, an increase of 8.1% and 7.7% respectively, compared to the prior year. Net loans of $1.95 billion and investments of $153.5 million reflected an increase of 11.7% and a decrease of 18.3%, respectively.
     On December 3, 2004 Frontier announced a proposed purchase of 80,000 shares of Skagit State Bank stock headquartered in Burlington, Washington. Frontier made an initial purchase of 35,000 shares representing 4.95% of Skagit's total shares outstanding as of December 31, 2003. Pending regulatory approval, a second purchase of 22,500 shares will be purchased in February 2005 representing an additional 3.2%, and a third purchase of 22,500 shares in July 2005 representing an additional 3.2%, for a cumulative total ownership of 11.3%. Dickson stated, "This is a great opportunity to invest in Skagit State Bank, a franchise with the number one deposit market share in Skagit County."
     The capital of the Corporation at December 31, 2004 was $254.2 million, up from $219.4 million a year ago, or an increase of 15.9%. Frontier began paying cash dividends to shareowners in 1999 and most recently approved a fourth stock repurchase plan in September 2004. During 2004, cash dividends of $14.3 million were paid to shareowners representing a 33.25% payout ratio. There have been no shares repurchased since April 2003. Average year-to-date diluted shares totaled 18,758,059 for 2004 versus 18,654,706 for 2003. Clementz stated, "The previously announced first quarter 2005 cash dividend of $.205 per share, representing our 21st consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, January 25, 2005."

     Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

     CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2003 Form 10-K.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except
 for per share amounts)    Three Months Ended    For the Years Ended
---------------------- ----------------------- -----------------------
                        December    December    December    December
                           31,         31,         31,         31,
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
INTEREST INCOME
 Interest and fees on
  loans                   $36,026     $31,254    $133,232    $126,555
 Interest on
  investments               1,550       2,397       6,996       8,646
                       ----------- ----------- ----------- -----------
     Total interest
      income               37,576      33,651     140,228     135,201
                       ----------- ----------- ----------- -----------
INTEREST EXPENSE
 Interest on deposits       7,205       6,639      26,418      29,907
 Interest on borrowed
  funds                     2,174       2,058       8,521       7,922
                       ----------- ----------- ----------- -----------
     Total interest
      expense               9,379       8,697      34,939      37,829
                       ----------- ----------- ----------- -----------

Net interest income        28,197      24,954     105,289      97,372
                       ----------- ----------- ----------- -----------

PROVISION FOR LOAN
 LOSSES                    (1,000)     (1,650)     (3,500)     (4,250)
                       ----------- ----------- ----------- -----------

Net interest income
 after provision for
 loan losses               27,197      23,304     101,789      93,122
                       ----------- ----------- ----------- -----------

NONINTEREST INCOME
 Gain (loss) on sale of
  securities                  (71)          -         (44)        190
 Gain on sale of
  secondary mortgage
  loans                       292         264       1,028       2,048
 Service charges on
  deposit accounts          1,155       1,241       4,926       4,595
 Other noninterest
  income                    2,620       1,519       8,034       5,924
                       ----------- ----------- ----------- -----------
     Total noninterest
      income                3,996       3,024      13,944      12,757
                       ----------- ----------- ----------- -----------

NONINTEREST EXPENSE
 Salaries and employee
  benefits                  8,449       7,879      31,912      28,795
 Occupancy expense          1,805       1,571       7,035       6,255
 State business taxes         447         434       1,751       1,820
 Other noninterest
  expense                   3,284       2,634      10,027       9,349
                       ----------- ----------- ----------- -----------
     Total noninterest
      expense              13,985      12,518      50,725      46,219
                       ----------- ----------- ----------- -----------

INCOME BEFORE INCOME
 TAX                       17,208      13,810      65,008      59,660

PROVISION FOR INCOME
 TAX                       (5,749)     (4,489)    (21,963)    (20,053)
                       ----------- ----------- ----------- -----------

     NET INCOME           $11,459      $9,321     $43,045     $39,607
                       =========== =========== =========== ===========
Weighted average number
 of
shares outstanding for
 the period            18,681,292  18,530,345  18,634,055  18,553,294
Basic earnings per
 share                      $0.61       $0.50       $2.31       $2.13
                       =========== =========== =========== ===========
Weighted average number
 of diluted shares
 outstanding for
 period                18,835,075  18,667,501  18,758,059  18,654,706
Diluted earnings per
 share                      $0.61       $0.50       $2.29       $2.12
                       =========== =========== =========== ===========

Efficiency ratio               44%         44%         42%         41%
Return on average
 assets                      2.03%       1.79%       1.98%       1.96%
Return on average
 equity                     18.54%      17.15%      18.35%      19.23%

Net interest margin          5.27%       5.07%       5.10%       5.11%
TE Effect                    0.05%       0.05%       0.04%       0.05%
                       ----------- ----------- ----------- -----------
(a) TE Net interest
 margin                      5.32%       5.12%       5.14%       5.16%
                       =========== =========== =========== ===========

(a) Tax equivalent is a nonGAAP performance measurement used by management in operating the business, in which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except shares)
-----------------------------
                                    December    September   December
                                       31,         30,         31,
ASSETS                                2004        2004        2003
                                   ----------- ----------- -----------
Cash & due from banks                 $70,851     $77,357     $74,552
Federal funds sold                      5,946      22,656           8
Securities:
  Available for sale-fair value       145,917     142,664     175,726
  Held to maturity-amortized cost       7,534      10,515      12,189
                                   ----------- ----------- -----------
           Total securities           153,451     153,179     187,915

Loans receivable:
  Held for sale, fair value
   $3,904, $3,428, and $1,984           3,813       3,382       1,953
  Held for portfolio, net of
   unearned income                  1,974,239   1,940,055   1,769,763
  Less allowance for loan losses      (32,728)    (31,569)    (29,556)
                                   ----------- ----------- -----------
           Net loans                1,945,324   1,911,868   1,742,160
Premises & equipment, net              29,226      29,475      28,756
Other real estate owned                     -       1,013       4,162
Intangible assets                       6,476       6,476       6,476
Bank owned life insurance              17,400      17,220      16,653
Other assets                           14,722      13,806      14,711
                                   ----------- ----------- -----------
  TOTAL ASSETS                     $2,243,396  $2,233,050  $2,075,393
                                   =========== =========== ===========

LIABILITIES
Deposits:
  Noninterest bearing                $313,275    $309,679    $271,389
  Interest bearing                  1,482,567   1,474,758   1,395,628
                                   ----------- ----------- -----------
  Total deposits                    1,795,842   1,784,437   1,667,017
Federal funds purchased and
  securities sold under repurchase
   agreements                          10,205       8,762      10,015
Federal Home Loan Bank advances       175,088     185,092     170,104
Other liabilities                       8,031      12,868       8,851
                                   ----------- ----------- -----------
  TOTAL LIABILITIES                 1,989,166   1,991,159   1,855,987
                                   ----------- ----------- -----------

SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized        124,617     121,093     118,693
Retained earnings                     126,216     117,904      97,221
Accumulated other comprehensive
 income, net of tax effect              3,397       2,894       3,492
                                   ----------- ----------- -----------
  TOTAL SHAREOWNERS' EQUITY           254,230     241,891     219,406
                                   ----------- ----------- -----------

TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY                            $2,243,396  $2,233,050  $2,075,393
                                   =========== =========== ===========

Shares outstanding at end of
 period                            18,745,185  18,646,764  18,550,060

Book value                             $13.56      $12.97      $11.83
Tangible book value                     13.22       12.62       11.48


     CONTACT: Frontier Financial Corporation
              Michael J. Clementz, 360-598-8003
              or
              Frontier Bank
              John J. Dickson, 425-514-0700
              Lyle Ryan, 425-514-0700